Exhibit 3.1

AMENDMENTS TO THE

BYLAWS OF

COLUMBIA BANKING SYSTEM, INC.

The Bylaws of Columbia Banking System, Inc. are amended by adding the following two new sections:

SECTION 1.16.    Shareholder Proposals. At an annual meeting of the shareholders, only such business will be conducted as will have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (B) otherwise properly brought before the meeting by or at the direction of the board of directors, or (C) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before a shareholder meeting by a shareholder pursuant to clause (C) of the preceding sentence, the shareholder must have given timely notice thereof in writing to the Secretary of the bank and such other business must otherwise be a proper matter for action. To be timely for purposes of advance notice requirements, a shareholder’s proposal must be delivered to the Secretary at the principal executive offices of the bank not less than one hundred twenty (120) calendar days in advance of the first anniversary of the date the bank’s proxy statement was mailed to shareholders for the preceding year’s annual meeting. In no event will the public announcement of an adjournment of a shareholder meeting commence a new time period for the giving of a shareholder’s notice as described above. A shareholder’s notice to the secretary must set forth as to each matter the proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the meeting, (b) the name and address, as they appear on the bank’s books, of the shareholder proposing such business, (c) the class and number of shares of the bank which are owned beneficially by such shareholder, (d) any material interest of the shareholder in such business, and (e) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) (or any successor thereto) in such shareholder’s capacity as a proponent of a proposal. Notwithstanding anything in these Bylaws to the contrary, no business will be conducted at any annual meeting except in accordance with the procedures set forth in this section. The Chairman of the annual meeting will, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this section, and, if the Chairman should so determine, he will so declare at the meeting that any such business not properly brought before the meeting will not be transacted.

SECTION 2.4.    Nomination of Directors. Only persons who are nominated in accordance with this section will be eligible for election as directors. Nominations of persons for election to the board of directors of the corporation may be made by or at the direction of the board of directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth below. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the corporation To be timely for purposes of advance notice requirements, a shareholder nomination must be delivered to the Secretary at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the date the corporation’s proxy statement was released to shareholders for the preceding year’s annual meeting. Such shareholder’s notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (or any successor thereto) (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice (a) the name and address, as they appear in the corporation’s books, of the nominating shareholder; (b) the number of shares of the corporation which are owned beneficially by such shareholder; and (c) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended in such shareholder’s capacity as a proponent of a shareholder nomination. At the request of the board of directors, any person nominated by a stockholder for election as a director shall furnish to the Chairman of the corporation, c/o of the Corporate Secretary, that information required to be set forth in the shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with these procedures. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures, and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded. Nominations submitted pursuant to these procedures will be reviewed and considered by the Nominating Committee.